SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]   Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))

[   ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material under Rule 14a-12

                              DCB Financial Corp.
................................................................................
              (Name of the Registrant as Specified in its Charter)

                                S. Robert Davis
................................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[   ]  Fee computed on the table below per Exchange Act Rules 14a-6(I)(4)
       and 0-11

1.  Title of each class of securities to which transaction applies:
2.  Aggregate number of securities to which transaction applies:
3. Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4.  Proposed maximum aggregate value of the transaction:
5.  Total fee paid:

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee if offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.  Amount previously paid:
2.  Form, schedule, or registration statement no.:
3.  Filing party:
4.  Date filed:

                              DCB FINANCIAL CORP.

                ________________________________________________


                         ANNUAL MEETING OF STOCKHOLDERS

                                  May 21, 2003

               __________________________________________________


                 PRELIMINARY PROXY STATEMENT OF THE DAVIS GROUP

         IN OPPOSITION TO THE BOARD OF DIRECTORS OF DCB FINANCIAL CORP.

                     WHY YOU WERE SENT THIS PROXY STATEMENT

This proxy statement and WHITE proxy card are being furnished to holders of the common stock (the "Stockholders"), without par value (the "Common Stock"), of DCB Financial Corp. (the "Company"), in connection with the solicitation of proxies by the Davis Group. The Davis Group is soliciting proxies for the purposes of electing a slate of directors in opposition to the slate nominated by the Company's management.

The Davis Group beneficially owns an aggregate of 208,677 shares (approximately 5.001%) of the Company's Common Stock. The Davis Group consists of S. Robert Davis, Randall J. Asmo and Harley J. Scott. This proxy statement sometimes refers to the Davis Group as the "Group", "we", "us", "our" and variations of those words.

The Davis Group is soliciting proxies to be used at the Company's Annual Meeting of Stockholders, to be held on May 21, 2003 at 4:00 p.m. local time, at the Company's corporate offices in Lewis Center, Ohio (the "Annual Meeting"). As of March 28, 2003, the Record Date for the Annual Meeting, ____________ shares of Common Stock of the Company were outstanding and entitled to vote, with each share being entitled to one vote for each nominee and each proposal that comes before the Annual Meeting. Only Stockholders who own Common Stock on the record date set by the Company and announced in the Company's proxy statement will be entitled to vote. PLEASE REFER TO THE COMPANY'S PROXY STATEMENT WHEN IT IS DELIVERED TO YOU FOR THE TIME AND LOCATION OF THE ANNUAL MEETING, AS WELL AS THE RECORD DATE. THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES ARE LOCATED AT 110 RIVERBEND AVENUE, LEWIS CENTER, OHIO 43035. THIS PROXY STATEMENT IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT APRIL_____, 2003.

                                    PROPOSAL

To nominate Harley J. Scott, S. Robert Davis, and Randall J. Asmo, each of whom has consented to such nomination and agreed to serve if elected, to fill three seats on the Board of Directors stated by the Company to be currently held by individuals designated as Class I directors or whose terms expire at the Annual Meeting.


     WHY WE ARE NOMINATING A SLATE OF CANDIDATES FOR THE BOARD OF DIRECTORS

                       OUR GOAL IS TO MAXIMIZE THE VALUE
               OF THE COMPANY'S COMMON STOCK FOR ALL STOCKHOLDERS

We believe our fellow Stockholders have the same goal: to maximize the value of the Company stock they own. We do not believe that the value of the Company's Common Stock can be maximized under the leadership and direction of the current Board of Directors and management team. It is our belief that the Board and management have refused to even entertain the sale of the Company at any price, and that the Board and management have yet to offer any alternative route to maximizing shareholder value. We believe that now is the time for Stockholders - the true owners of the Company - to be heard.

To date, we believe that the Board of Directors has not taken any actions that have improved Stockholder value. Accordingly, we believe that the Company should immediately retain a qualified investment banker to determine what price a potential acquirer would pay for the Company if the Board determined to seek a sale. In addition, the investment banker would also evaluate whether the Company can make in-market acquisitions that are accretive (acquisitions that will add to the earnings per share of the Company within one year). We do not believe that the value of the Company's Common Stock can be maximized solely through internal growth. Now is the time for Stockholders to act.

We believe that the only way to maximize Stockholder value effectively is to either change the current business plan or sell or merge the Company with a stronger bank with a more experienced management team. We contend that the only way that Stockholders can be assured that these concerns receive appropriate consideration is through broader Stockholder representation on the Board of Directors. We have urged the Board of Directors to pursue merger discussions with potentially interested banks to maximize the value for all Stockholders. We believe that the Board of Directors has failed to take any such action and is instead more focused on remaining independent. Remember, Stockholders own the Company - let the Board of Directors know that you want to maximize the value of your investment.

Our nominees, if elected, intend to encourage other Board members and management to pursue all reasonable potential merger opportunities. The Group's nominees, if elected, will only hold 3 of the 12 Directorships on the Board, and would need the vote of at least 4 other Board members to implement any plans or proposals.

No guarantee or assurance can be given that our proposals will result in a maximization of Stockholder value. However, it is the Group's opinion that these proposals are likely to produce positive results for all Stockholders.

              TAKE A LOOK AT THE COMPANY'S RECENT POOR PERFORMANCE

By means of a letter to Stockholders and a press release, both dated February 14, 2003 and filed with the Securities and Exchange Commission on February 14, 2003 and February 18, 2003 respectively, the Company recently announced its results for the 2002 fiscal year, which reflected an 11% decline in net income from fiscal 2001. Although the announcement fails to overtly state the performance for the fourth quarter of 2002, net income for the quarter declined by 10% from the fourth quarter of 2001. The decline was brushed off by saying it was primarily due to increased loan losses. We feel this explanation to be disingenuous and rather insulting from a financial point of view. What the Company failed to mention in its letter to Stockholders was that for the prior year's fourth quarter, the bank had a substantial write off of approximately $1.4 million. If we take a closer look at these results we feel the true story reflects a substantial decline in net income for both the quarter and the year. If the write off was not included in the results for the fourth quarter of 2001, the results for the fourth quarter of 2002 would have been down approximately 88% and for the year 2002 by approximately 26%.

             COMPANY'S PERFORMANCE COMPARED TO OTHER PUBLIC THRIFTS

The Company currently has assets of approximately $523 million. The five year total return for Stockholders as of December 31, 2002 was a dismal negative 2.8% as compared to a total return of over 33% shown for a peer group of Midwest-based thrifts with assets from $400 million to $600 million over the same time period (based on a study performed by SNL Financial LLC, a copy of which will be provided at no charge upon an investor's request). You be the judge of your Company's performance!

                POTENTIAL COMPANY VALUATION BASED ON BOOK VALUE

The Group believes the Company, if properly marketed, would command a premium to the market as a merger or sale candidate. This belief is based upon the value of the Company's position as the holder of the largest deposit market share in Delaware County, Ohio which is the fastest growing county in the state. As of September 30, 2002 according to the Company's most recent Quarterly Report filed on November 14, 2002, the book value per share of the Company's Common Stock is $12.60. Based upon the recently announced acquisition by Mercantile Bankshares Corp. (MRBK) of F&M Bancorp (FMBN) in a press release filed with the Securities and Exchange Commission on Form 8-K on March 13, 2002, it is the group's belief the Company's Common Stock could command a price of up to $32.50. This price is approximately 75% higher than the closing price of the Company's Common Stock on March 19, 2003 of $18.60 The Group's concern is that such a premium to the current market price may not be realized if either the Company's poor performance continues or its market share declines further.

A VOTE FOR OUR NOMINEES IS A VOTE TO START A PROCESS INTENDED TO MAXIMIZE STOCKHOLDER VALUE. WE STRONGLY BELIEVE THAT DETERMINING THE VALUE OF THE COMPANY FOR ITS POSSIBLE SALE AT A PREMIUM PRICE IS IN THE BEST INTEREST OF ALL STOCKHOLDERS. ANY MERGER PROPOSAL WOULD REQUIRE THE APPROVAL OF STOCKHOLDERS.

If a sale of the Company is not possible at a satisfactory price, our nominees, if elected, will work to increase the Company's earnings and earning assets and deposits and will strongly recommend that the Company aggressively pursue a stock repurchase program. To accomplish this goal, our nominees, if elected, will need the cooperation of at least 4 of the other board members. Furthermore, our plans and proposals could be subject to change if required by the fiduciary duty they will owe to all Stockholders.

                              HOW TO VOTE BY PROXY

To elect the Group's nominees to the Board of Directors, please promptly complete, sign, date and mail the enclosed WHITE proxy card in the enclosed postage-paid envelope. Whether you plan to attend the Annual Meeting or not, we urge you to complete and return the enclosed WHITE proxy card.

Please note that if you later vote on the proxy card delivered to you by the Company's management (even if it is to withhold authority to vote for management's nominees and proposals) you will revoke your previous votes made on the WHITE proxy card. Although you may vote more than once, only one proxy will be counted at the annual meeting, and that will be your latest-dated, validly executed proxy.

Properly executed proxies will be voted in accordance with the directions indicated on the card. If you sign the WHITE proxy card but do not make any specific choices, your proxy, Mr. Davis (a member of the Group), or his designee, will vote your shares "FOR" the election of the slate of nominees, Mr. Davis, Mr. Asmo, and Mr. Scott, to the Board of Directors.

You should refer to the Company's proxy statement to be distributed to you by the Company for the names, backgrounds, qualifications and other information concerning the Company's nominees for the Board of Directors.

If any other matters are presented at the Annual Meeting, your proxy will vote in accordance with the best judgment of the Group. At the time this Proxy
Statement was mailed, we knew of no matters that are to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY THAT COMPANY CAN VOTE YOUR SHARES AND ONLY UPON TS RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AT SUCH COMPANY AND INSTRUCT THAT PERSON TO EXECUTE AND RETURN THE WHITE PROXY CARD ON YOUR BEHALF. You should also sign, date and mail the voting instruction form your broker or banker sends you when you receive it. Please do this for each account you maintain to ensure that all of your shares are voted.

                          VOTING AND PROXY PROCEDURES

The Board of Directors of the Company consists of 12 directors, and is divided into 3 classes of directors having staggered terms of 3 years. At the Annual Meeting, 3 Directors shall be elected. If elected, Mr. Davis, Mr. Asmo and Mr. Scott would serve 3-year terms expiring in May of 2006. If Mr. Davis, Mr. Asmo and Mr. Scott are elected, they will represent a minority interest of the Board of Directors (3 of 12 seats).

The 3 nominees who receive the largest number of votes cast "For" their election will be elected to the Board of Directors. Thus, shares represented at the Annual Meeting in person or by proxy but withheld or otherwise not voted for the election of directors, including abstentions and broker non-votes (when proxy authority is not given to a broker holding securities in "street name"), will not have an impact on the outcome of the election of directors.

Cumulative voting. Stockholders of the Company may cumulate their votes for the election of directors, allowing Stockholders to vote the number of shares owned by them multiplied by the number of directors to be elected, and to then cast the total of those votes for one nominee, or to allocate them among the nominees as the Stockholder desires. In order to exercise cumulative voting rights, at least one Stockholder must give notice 48 hours in advance to the Company's President, Vice President or Secretary that they wish to exercise their cumulative voting rights, and the ability to cumulate votes for directors is announced at the beginning of the Annual Meeting. The Davis Group intends to exercise its cumulative voting rights with respect to shares of Common Stock owned by it, and is soliciting the discretionary authority to cumulate votes by proxies given, so votes cast by Stockholders on the enclosed WHITE proxy card will be cumulated for the Nominees as the Davis Group so desires. Unless instructed to the contrary, the shares represented by proxy will be voted "FOR" the election of the Group's Nominees.

The presence of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining a quorum.

Revocation of proxies. Any proxy may be revoked by you at any time prior to the time a vote is taken by taking one of the following steps: (1) delivering to the Secretary of the Company a notice of revocation bearing a later date that the date on the proxy being revoked; (2) delivering a duly executed proxy bearing a later date than the date on the proxy being revoked; or (3) by attending the Annual Meeting, and voting in person (but attendance at the Annual Meeting, without voting personally, will not by itself constitute revocation of a prior-delivered proxy).

                           COSTS OF THE SOLICITATION

This Proxy Solicitation is being conducted by the Davis Group, consisting of S. Robert Davis, Randall J. Asmo and Harley J. Scott (the "Participants").

The entire expense of preparing and mailing this proxy statement and any other soliciting material and the total expenditures relating to the solicitation of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation and litigation) will be borne by the Participants. In addition to the use of the mails, proxies may be solicited by the Participants by telephone, electronic mail and/or personal solicitation, for which no additional compensation will be paid. Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the Common Stock that such institutions hold, and the Participants will reimburse such institutions for their reasonable out-of-pocket expenses.

The Participants have retained D.F. King & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies by use of the mails at a fee estimated not to exceed $20,000.00, plus reimbursement of reasonable out-of-pocket expenses. That firm will utilize approximately 25 persons in its solicitation efforts.

The Participants estimate that the total expenditures relating to the solicitation of proxies will be approximately $150,000.00 (including, without limitation, costs related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation and litigation). Total cash expenditures to date relating to this solicitation have been approximately $25,000.00.

The Participants intend to seek reimbursement from the Company for its actual expenses in connection with this solicitation. If elected, the nominees will submit the matter to a vote of the Board of Directors, which may then vote to submit the matter to a vote of the Company's Stockholders. If elected to the Board of Directors, Mr. Davis, Mr. Asmo and Mr. Scott intend to vote in favor of reimbursing the Participants, and if necessary, submitting the matter to a vote of the Stockholders, in which event, the Participants will vote their shares in favor of such reimbursement.

                     INFORMATION REGARDING THE PARTICIPANTS

The following persons are Participants in this proxy solicitation:

S. Robert Davis, 63, has a principal occupation of serving as the Chairman of the Board and President of Media Source, Inc., located at 5695 Avery Road, Dublin, Ohio 43016, which is also his business address. The operations of Media Source are run principally through its wholly-owned subsidiary, MT Library

Services, Inc. under the name Junior Library Guild, which distributes children's literature throughout the United States, primarily through subscription services. The Company also operates Oxford Resources, Inc., a wholly owned subsidiary, which sells children's books to the public as well as to the school and library market. Mr. Davis beneficially owns an aggregate of 204,300 shares of the Common Stock of the Company, and he does not own any shares of the Common Stock of record that he does not own beneficially.

Randall J. Asmo, 37, is principally occupied as the Executive Vice President and Director of Media Source, Inc., located at 5695 Avery Road, Dublin, Ohio 43016, which is also his business address. Mr. Asmo has also served as an officer of several privately-held real estate development companies and of other small business enterprises. He is the beneficial owner of record of an aggregate of 5 shares of Common Stock of the Company, and he does not own any shares of the Common Stock of record that he does not own beneficially.

Harley J. ("Jay") Scott, 55, is principally occupied as serving as the owner of Tanglewood Golf Club, located at 1086 Cheshire Road, Delaware, Ohio 43015, which is also his business address. He is the beneficial owner of record of an aggregate of 4,372 shares of Common Stock, and he disclaims an indirect interest in 3,630 shares held by his mother solely in her own name. Mr. Scott does not own any shares of the Common Stock of record that he does not own beneficially.

Please refer to Exhibit A for a table listing all of the securities of the Company purchased or sold by the Participants within the past two years, the dates on which they were purchased or sold, and the amounts paid for each purchase or sale.

No Participant is now, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profit, or the giving or withholding of proxies. Except as described in this Proxy Statement or in Exhibit A, neither any Participant nor any associate of any Participant (a) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company's last fiscal year, or in any currently proposed transaction, to which the Company or any of its subsidiaries was or is to be a party, (b) has been indebted to the Company or any of its subsidiaries, (c) has borrowed any funds for the purpose of acquiring or holding any securities of the Company, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the registrant or any of its affiliates will or may be a party, or (d) is the beneficial or record owner of any securities of the Company or any parent or subsidiary of the Company. The Participants have no knowledge of any person who is a party to an arrangement or understanding pursuant to which a nominee for election as a director is proposed to be elected.

              OTHER INFORMATION REGARDING THE DAVIS GROUP NOMINEES

Set forth below are the name, age, business address, present principal occupation, employment history and directorships of each of the Davis Group's nominees for at least the past five years. None of the entities referred to below is a parent or subsidiary of the affiliate of the Company.

                              Present Principal Occupation, Five Year Employment
Name, Age and Business Address            History and Directorships
------------------------------            -------------------------

S. Robert Davis, 63           Mr. Davis has been the Chairman of the Board and
c/o Media Source, Inc.        President of Media Source, Inc. (OTCBB: MESH)
5695 Avery Road               for at least the past five years.
Dublin, Ohio 43017


Randall J. Asmo, 37           Mr. Asmo has been Executive Vice President and a
c/o Media Source, Inc.        director of Media Source, Inc. (OTCBB: MESH)
5695 Avery Road               for at least the past five years.  He has also
Dublin, Ohio 43017            served as an officer of several privately-held
                              real estate development companies and other small business enterprises.

Harley J. Scott, 55           For at least the past five years Mr. Scott
1086 Cheshire Road            has been principally occupied as the owner
Delaware, Ohio 43015          and manager of Tanglewood Golf Club.


                  LITIGATION BETWEEN MR. DAVIS AND THE COMPANY

On June 21, 2002, Mr. Davis filed a derivative lawsuit against the Company and its Board of Directors in the United States District Court for the Southern District of Ohio (the "Lawsuit"). The Lawsuit alleges (a) that the Board of Directors breached its fiduciary duty owed to the Company and the Stockholders both in incurring and allegedly misinforming the Stockholders and the public about, a fourth quarter 2001 write-down of approximately $1.4 million of the Company's assets (the "Write-Down") and (b) that the Board of Directors has denied Mr. Davis his right to inspect the Company's books and records of account pursuant to Section 1701.37 of the Ohio Revised Code. The factual basis for the causes of action is the Write-Down, which represented over 21% of DCB's net income for the entire year. Due to the sequences and timing of the Write-Down and the failure of the Board of Directors to account for the Write-Down, questions exist as to whether the losses comprising it were properly accounted for, whether the losses are connected to a series of operational and structural inefficiencies and further whether the management and Board of Directors have wrongfully used their fiduciary positions to utilize corporate assets without properly disclosing the origin, timing and existence of expenses and losses.

The Lawsuit seeks a mandatory injunction requiring the Company to provide Mr. Davis with access to the Company's books and records of account for the purpose of determining the source and content of the Write-Down. In response to the Lawsuit, on July 29, 2002 the Company filed a Motion to Dismiss. As of the date of this Proxy Statement, other than a Preliminary Conference on July 23, 2002, the District Court has not taken any action with respect to the Lawsuit. Mr. Davis has no present intentions to dismiss the Lawsuit in the event that Mr. Davis and the other Group nominees are elected at the Annual Meeting.

                    COMPENSATION OF NOMINEES BY THE COMPANY

None of the Davis Group nominees has ever received plan or non-plan compensation from the Company or any of its subsidiaries.

                       PLEASE CALL IF YOU HAVE QUESTIONS

If you have any questions or if you require any assistance, please contact D.F. King & Co., Inc., the proxy solicitors for the Davis Group, at the following address and telephone number:

                             D.F. King & Co., Inc.
                                 48 Wall Street
                            New York, New York 10005
                          Call Toll Free: 800-967-7574
                               212-809-8839 (fax)

Please also feel free to contact the Davis Group:

                              Mr. S. Robert Davis
                                5695 Avery Road
                               Dublin, Ohio 43016
                          Call Toll Free: 800-242-8749
                               614-889-7841 (fax)

IT IS IMPORTANT THAT YOU SIGN AND DATE YOUR WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO AVOID UNNECESSARY EXPENSE AND DELAY. NO POSTAGE IS NECESSARY.

                                        Sincerely,

                                        The Davis Group
                                        S. Robert Davis
                                        Randall J. Asmo
                                        Harley J. Scott


                                   EXHIBIT A

          Additional Information Regarding Members of The Davis Group

The following table sets forth information regarding holdings of Common Stock by members of the Davis Group:

                                   Shares Held
Participant and Address            Beneficially               Percent of Class
-----------------------            ------------               ----------------

S. Robert Davis                      204,300                        4.9%
5695 Avery Road
Dublin, Ohio 43016

Randall J. Asmo                          5                        .0001%
5695 Avery Road
Dublin, Ohio 43016

Harley J. Scott                        4,372                        .10%
1086 Cheshire Road
Delaware, Ohio 43015

                        Transactions in the Common Stock

The following transactions are the only transactions during the past two years with regard to any Group member; all of which are purchases:

S. Robert Davis
---------------

Date                    Number of Shares                     Price per Share ($)
----                    ----------------                     -------------------
4/16/2001                    12,000                            $   11.2519
6/4/2001                     30,000                            $   14.1208
6/13/2001                    22,950                            $   14.1310
6/26/2001                    44,500                            $   14.0000
8/1/2001                      1,350                            $   13.8167
8/2/2001                      5,000                            $   14.1045
8/20/2001                     9,727                            $   14.3746
8/30/2001                     3,200                            $   14.2570
10/22/2001                    7,000                            $   13.2532
11/27/2001                   13,300                            $   12.1698
12/20/2001                      500                            $   12.9000
2/6/2002                      1,920                            $   13.2117

2/7/2002                      1,000                            $   13.6500
2/7/2002                        200                            $   13.1521
2/8/2002                        600                            $   14.1000
2/8/2002                        200                            $   14.1000
2/19/2002                     1,000                            $   14.4500
2/19/2002                     1,000                            $   14.4500
2/25/2002                     1,000                            $   14.7500
2/25/2002                       500                            $   14.7500
3/5/2002                      1,000                            $   14.9500
3/5/2002                      1,000                            $   14.9500
3/5/2002                        600                            $   14.9000
3/5/2002                        200                            $   14.9000
3/7/2002                      1,000                            $   15.0200
3/14/2002                     1,000                            $   15.4000
3/21/2002                     5,665                            $   15.7040
3/26/2002                     2,000                            $   15.8700
3/26/2002                     4,750                            $   15.8747
4/8/2002                      1,000                            $   16.3500
4/8/2002                      1,000                            $   16.3500
4/11/2002                       500                            $   16.7000
4/11/2002                     1,000                            $   16.6000
4/16/2002                       450                            $   16.9000
4/16/2002                       550                            $   16.9000
4/16/2002                     1,000                            $   16.6000
4/16/2002                     2,000                            $   16.5500
4/16/2002                     1,400                            $   16.5500
4/16/2002                       300                            $   16.5500
4/23/2002                       600                            $   16.8333
4/23/2002                     1,000                            $   16.8500
4/23/2002                     1,000                            $   16.8500
4/24/2002                     1,800                            $   16.5936
4/25/2002                        38                            $   17.0000
5/1/2002                        500                            $   16.8000
5/2/2002                        500                            $   17.2929
5/2/2002                        200                            $   17.2929
5/2/2002                      1,000                            $   17.3500
5/3/2002                      1,200                            $   17.8388
5/6/2002                        400                            $   17.7300
5/14/2002                       200                            $   18.0750
5/15/2002                       200                            $   19.2167
5/15/2002                       100                            $   19.2167
5/17/2002                       500                            $   19.2000
5/17/2002                       200                            $   19.2500
5/17/2002                       300                            $   19.4167
5/17/2002                       200                            $   20.1000
5/17/2002                       800                            $   20.3500
5/17/2002                       200                            $   20.8800
5/17/2002                       300                            $   20.8800
5/17/2002                       500                            $   20.9500

5/17/2002                       200                            $   20.6000
5/20/2002                       500                            $   21.2000
5/20/2002                       300                            $   21.1000
5/20/2002                     1,800                            $   18.6325
5/22/2002                     6,000                            $   18.2838
5/24/2002                       200                            $   19.8500
5/24/2002                       200                            $   19.6500

Randall J. Asmo
---------------

Date                    Number of Shares                     Price per Share ($)
----                    ----------------                     -------------------

4/30/02                         5                                  $16.5000
3/21/03                       1,000                                $18.8500
3/24/03                       1,000                                $18.8500

Harley J. Scott
---------------

Date                    Number of Shares                     Price per Share ($)
----                    ----------------                     -------------------

None in the past two years


The amount of funds expended by S. Robert Davis to acquire the 204,300 shares of Common Stock he holds in his name is $2,707,000.00. Such funds were provided by personal funds and by an unsecured line of credit from The Huntington National Bank, N.A. As of the date of this Proxy Statement, there was $2,500,000.00 outstanding on the line of credit.

The amount of funds expended by Randall J. Asmo to acquire the 5 shares of Common Stock he holds in his name is $82.50. Such funds were provided from Mr. Asmo's personal funds.

The amount of funds expended by Harley J. Scott to acquire the 4,372 shares of Common Stock he holds in his name is $29,000.00. Such funds were provided from Mr. Scott's personal funds. Mr. Scott also acquired shares of the Common Stock held in his name by gift and by inheritance.

None of Messrs. Davis, Asmo and Scott is required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock.

                                   IMPORTANT
                                   ---------

1. Be sure to vote on the WHITE proxy card. Vote "FOR" the Group Nominees. We urge you to not sign any proxy card that is sent to you by the Company, even as a protest vote against the Board of Directors. Remember, each properly executed proxy you submit revokes all prior proxies.

2. If any of your shares are held in the name of a bank, broker, or other nominee, please sign, date and return the proxy card in the envelope provided or contact the party responsible for your account and direct him/her to vote on the WHITE proxy card "FOR" the Group Nominees.

3. If you have any questions or need assistance in voting your shares, please contact:

                             D.F. KING & CO., INC.
                           1-800-967-7574 (toll free)

                                     PROXY

          THIS PROXY IS SOLICITED BY THE DAVIS GROUP IN OPPOSITION TO
                 THE BOARD OF DIRECTORS OF DCB FINANCIAL CORP.


                              DCB FINANCIAL CORP.
                      2003 ANNUAL MEETING OF STOCKHOLDERS


The undersigned hereby appoints S. Robert Davis as proxy with full power of substitution, to vote in the name of and as proxy for the undersigned at the Annual Meeting of DCB Financial Corp. (the "Company") to be held on May 21, 2003, at _______ p.m. (local time), and at any adjournment(s) or postponement(s) thereof, according to the number of votes that the undersigned would be entitled to cast if personally present at the Annual Meeting as follows:

1. ELECTION OF DIRECTORS - To elect S. Robert Davis, Randall J. Asmo and Harley J. Scott as Class I directors.


        FOR  [   ]           WITHHOLD [   ]


Instructions: If you wish to vote for the election of one or two of the nominees, but not all of them, check the "FOR" box above and write the name or
names  of  the  person  you  do  not  wish  elected  in  the  following   space:
______________________________________.  If no box is marked  above with respect to this proposal, the undersigned will be deemed to vote for the proposal, except that the undersigned will not be deemed to vote for the election of any candidate whose name is written in the space provided above.

                   Please mark an "X" in the appropriate box.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, this proxy will be voted "FOR" the election of the Davis Group's nominees as directors. This proxy revokes all prior proxies given by the undersigned. The Davis Group intends to cumulate the votes of the shares of Common Stock held by it and hereby solicits authority to cumulate those votes which are granted to it by proxy voting in favor or the Group Nominees for election to the Board of Directors.

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof, as provided in the proxy statement accompanying this proxy.

          IMPORTANT: THIS PROXY MUST BE SIGNED AND DATED TO BE VALID.


                                Dated:
                                      ----------------------------------


                                ----------------------------------------
                                Signature


                                ----------------------------------------
                                Signature (if held jointly)


                                ----------------------------------------
                                Title or Authority

Please sign exactly as your name(s) appear on the proxy cards previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by the president or such other duly authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person. This proxy card votes all shares held in all capacities.


                PLEASE SIGN, DATE AND MAIL THIS PROXY CARD TODAY